Exhibit 99.1

BioDelivery Sciences Provides Business Review and Update

in Conjunction with Filing of Second Quarter 2013 Financials

BUNAVAIL NDA submitted to FDA; first buccal film to compete in growing opioid dependence marketplace

Phase 3 studies for BEMA Buprenorphine for chronic pain on track for completion and data read out by early 2014

Clonidine Topical Gel for Painful Diabetic Neuropathy to initiate Phase 2b study by year-end

Cash runway through end of 2014

RALEIGH, N.C., August 9, 2013 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, with the U.S. Securities and Exchange Commission and, in connection therewith, is providing a review of BDSI’s recent achievements and an update on business operations and upcoming milestones for 2013.

Business Highlights

As recently announced, a significant milestone was achieved by BDSI with the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for BUNAVAIL (buprenorphine naloxone buccal film) for the maintenance treatment of opioid dependence. Under the 505(b)(2) regulatory statute, the NDA for BUNAVAIL, which was submitted on July 31, 2013, will be subject to a ten month review. If approved, BUNAVAIL will be the first buccal film dosage form containing buprenorphine for the treatment of opioid dependence that will compete with the market leader Suboxone, which achieved sales in excess of $1.5 billion in 2012 according to data from Wolters Kluwer.

BDSI also remains on track to report data, expected in early 2014, from two pivotal Phase 3 studies of BEMA Buprenorphine for the treatment of chronic pain, a product with peak U.S. sales potential of $500 million. These trials, one in opioid naïve and the other in opioid experienced patients, are being conducted along with BDSI’s partner, Endo Health Solutions. Both trials are expected to complete in late 2013 or early 2014, and with database lock for each trial, BDSI expects milestone payments from Endo which, along with a milestone payment for NDA filing, total an aggregate of $30 million to BDSI.

In addition to the advancement of BDSI’s two BEMA products containing buprenorphine, BDSI strengthened its pain portfolio by entering into a worldwide license agreement with Arcion Therapeutics (Arcion) under which BDSI will develop and commercialize Clonidine Topical Gel (formerly ARC4558) for the treatment of painful diabetic neuropathy (PDN) and potentially other indications. Nearly 26 million people in the U.S. have diabetes, according to the American Diabetes Association, and a substantial number of these people have neuropathy as manifest by impaired sensation and pain in the extremities, most commonly the feet. Currently available oral treatments have been shown to be modestly effective in relieving symptoms and are limited by systemic side effects and drug interactions. There are no topical products approved for the treatment of this painful condition. BDSI estimates annual peak U.S. sales potential for this product to be in excess of $300 million and plans to initiate a Phase 2b clinical trial program for Clonidine Topical Gel for the treatment of painful diabetic neuropathy by the end of this year.

In addition, BDSI announced that Adrian Hepner, MD, PhD, joined the company as Vice President of Clinical Research and Regulatory Affairs, and will initially concentrate his efforts on the clinical development of Clonidine Topical Gel for the treatment of PDN.

During the second quarter of 2013, BDSI further added to its Board of Directors with the appointment of Thomas W. D’Alonzo. Mr. D’Alonzo has held a number of high-level executive positions and board appointments at large and specialty pharmaceutical companies, including being current Chairman of Salix Pharmaceuticals, Inc. (NASDAQ:SLXP) and previously served on BDSI’s Board of Directors from August 2006 through June 2008.

Financial Highlights

At June 30, 2013, BDSI had $37.4 million in cash (not including proceeds received in early July 2013, from a $20.0 million senior secured loan from an affiliate of MidCap Financial), as compared to $63.2 million at December 31, 2012 and $43.0 million at June 30, 2012.

Cash used in operations for the first six months of 2013 totaled $25.8 million, driven largely by the expense associated with the aforementioned Phase 3 pivotal trials and completion of work on BUNAVAIL.

During the six months ended June 30, 2012, BDSI received $45.0 million in milestone payments in connection with the Endo license, of which $30.7 million was recognized as revenue. Cash flow contributed to operations in the prior year’s first six months was $33 million.

Research and development costs were $12.8 million in the second quarter of 2013, compared to a corresponding $6.5 million in the second quarter of 2012. For the six month periods ended June 30, 2013 and 2012, research and development costs totaled $24.8 million and $11.3 million, respectively. The increase in research and development expenses in 2013 compared to 2012 can be attributed to the two pivotal pain trials and one safety trial underway pursuant to BDSI’s collaboration with Endo for the BEMA Buprenorphine chronic pain program. Also contributing to the first half 2013 increase was the near completion of the BUNAVAIL program for the treatment of opioid dependence and compilation of its NDA as well as $2.1 million of in-process research and development (paid in common stock) associated with the aforementioned license agreement with Arcion. The two Phase 3 pivotal trials for BEMA Buprenorphine for chronic pain are scheduled to complete later this year or early 2014, as will final development work associated with the completion of the BUNAVAIL NDA. As such, R&D spending is expected to be significantly reduced starting in the fourth quarter of 2013 as these two programs wind down.

Including the recently closed MidCap loan and the addition of the anticipated Endo database lock milestones, BDSI believes that it has sufficient resources to fund intended operations through the end of 2014.

“Tremendous progress has been made in the first half of 2013 as we continue to build value in BDSI by both advancing our “home grown” products while strengthening and diversifying the pipeline through targeted in-licensing opportunities,” said Dr. Mark A. Sirgo, President and Chief Executive Officer. “BDSI has made significant strides with the submission of an NDA for our second BEMA product, BUNAVAIL, for the maintenance treatment of opioid dependence. And, we simultaneously moved toward completion of the Phase 3 clinical studies for BEMA Buprenorphine for chronic pain, while expanding and diversifying the product pipeline with the acquisition of Clonidine Topical Gel.”

Anticipated 2013 Milestones

BDSI is focusing its resources on achievement of the following key milestones and activities:

•

Phase 3 study results for BEMA Buprenorphine in chronic pain. BDSI and Endo expect to continue toward completion of the two Phase 3 efficacy studies for BEMA Buprenorphine for the treatment of chronic pain. The two efficacy studies, one in opioid naïve patients and one in opioid experienced patients, are currently expected to report data in early 2014. Upon achievement of database lock for each trial, and the acceptance of filing of the NDA with the FDA, BDSI expects to receive milestone payments from Endo totaling $30 million.

•	BUNAVAIL NDA review: BDSI anticipates ongoing interaction with the FDA regarding the NDA for BUNAVAIL, which was submitted on July 31, 3013.

•

Initiation of Phase 2b Study for Clonidine Topical Gel. BDSI plans to initiate a Phase 2b study of Clonidine Topical Gel for the treatment of painful diabetic neuropathy in the latter part of 2013. This study could report data by year-end 2014.

•

Commercialization strategy for BUNAVAIL. As the FDA’s review of the NDA for BUNAVAIL progresses, BDSI will continue to evaluate its strategic options for the commercialization of BUNAVAIL in the U.S.- Such options include partnership, internal approaches or a combination thereof. BDSI plans to provide updates on its strategic direction as the year progresses.

•

Exploration of potential new products and technologies. In addition to advancing its lead products in development, BDSI is also, as in the past, exploring the application of its BEMA drug delivery technology to additional pharmaceuticals. In addition, BDSI continues to investigate potential new products and technologies to complement and diversify its existing portfolio.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction.

BDSI’s pain franchise currently consists of three products, two of which utilize the patented BioErodible MucoAdhesive (BEMA) drug delivery technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, E.U. (where it is marketed as BREAKYL) and Taiwan (where it is marketed as PAINKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.).

BDSI’s second pain product using the BEMA technology, BEMA Buprenorphine, is in Phase 3 clinical trials for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. BDSI’s third pain product in development is Clonidine Topical Gel for the treatment of painful diabetic neuropathy and was recently licensed from Arcion Therapeutics.

In August 2013, BDSI filed an NDA for BUNAVAIL, a high dose formulation of buprenorphine in combination with naloxone for the maintenance treatment of opioid dependence. Under the 505(b)(2) regulatory statute, the NDA for BUNAVAIL is subject to a ten month review.

BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

Cautionary Note on Forward-Looking Statements

This press release, the presentation referred to herein, and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the clinical trials and proposed NDA submissions for, and FDA review of, the Company’s products in development) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. PAINKYLTM is a trademark owned by TTY Biopharm. All other trademarks and tradenames are owned by their respective owners.

© BioDelivery Sciences International, Inc. All rights reserved.

Contacts:

Brian Korb	Al Medwar
Senior Vice President	Vice President, Marketing and Corporate Development
The Trout Group LLC	BioDelivery Sciences International, Inc.
(646) 378-2923	919-582-9050
bkorb@troutgroup.com	amedwar@bdsi.com